Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2026, relating to the consolidated financial statements of Merlin Labs, Inc. and Subsidiaries, which is contained in the Form 8-K filed on March 20, 2026.

/s/ BDO USA, P.C.

(formerly HORNE LLP)

Ridgeland, Mississippi

May 20, 2026